EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Nine Months Ended
	Year Ended December 31,										September 30,
	2012		2013		2014		2015		2016		2016		2017

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$296,805		$159,871		$223,373		$162,066		$146,644		$99,912		$195,946
Add:
Gain on Sale of Real Estate (1)	261		1,847		10,512		1,059		2,310		359		1,565
Fixed Charges	326,261		335,637		345,781		344,606		417,774		303,658		352,794
	$623,327		$497,355		$579,666		$507,731		$566,728		$403,929		$550,305

Fixed Charges:
Interest Expense, Net	$242,599		$254,174		$260,717		$263,871		$310,662		$225,228		$265,010
Interest Portion of Rent Expense	83,662		81,463		85,064		80,735		107,112		78,430		87,784
	$326,261		$335,637		$345,781		$344,606		$417,774		$303,658		$352,794

Ratio of Earnings to Fixed Charges	1.9	x	1.5	x	1.7	x	1.5	x	1.4	x	1.3	x	1.6	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 and for the nine months ended September 30, 2016 and 2017 was $55, $430, $2,205, $209, $130, $34 and $640, respectively.